Exhibit 99.1

FIRST BUSINESS BANK REPORTS RECORD THIRD QUARTER EARNINGS

-- Core deposit growth outpaces robust loan growth; positive operating leverage drives further tangible book value growth --

MADISON, Wis., October 29, 2026 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq: FBIZ) reported quarterly net income available to common shareholders of $16.4 million, or earnings per share ("EPS") of $1.95. This compares to net income available to common shareholders of $15.4 million, or $1.84 per share, in the second quarter of 2026 and $14.2 million, or $1.70 per share, in the third quarter of 2025.

“Our record third quarter results reflect strong execution across First Business Bank’s relationship-based model,” said Dave Seiler, President and Chief Executive Officer. “Annualized loan growth of approximately 10% was more than fully funded by 14% annualized core deposit growth, while a strong net interest margin and disciplined expense management drove record pre-tax, pre-provision earnings. Through the first nine months of 2026, earnings per share increased 20%, pre-tax, pre-provision earnings increased 14%, and tangible book value per share grew 13% from the prior year.”

“We expect expenses to increase from the third-quarter level as we make planned investments in talent, marketing, technology, and infrastructure to support continued growth. These investments are integral to our long-term model of approximately 10% annual balance sheet growth and positive annual operating leverage. We believe consistent execution of our strategic plan, together with disciplined credit and capital management, will continue to compound earnings and tangible book value per share and support strong long-term profitability.”

Quarterly Highlights

•
Record Earnings and Pre-Tax, Pre-Provision ("PTPP") Growth. Net income available to common shareholders reached a record $16.4 million, or $1.95 per diluted share. PTPP adjusted earnings grew to a record $21.3 million, up 7.6% and 13.1% from the linked and prior-year quarters, respectively.
•
Relationship-Based Deposit Growth Funded Loan Expansion. Core deposits increased by $101.3 million, or 14.1% annualized, from the linked quarter and $386.8 million, or 14.9%, from the prior-year quarter, outpacing loan growth in both periods. Core deposits improved to 76.7% of total bank funding, allowing wholesale funding to decline by $103.1 million.
•
Continued Loan Growth. Loans increased $88.6 million, or 9.9% annualized, from the linked quarter and $340.2 million, or 10.2%, from the third quarter of 2025.
•
Strong Net Interest Margin. Net interest margin was 3.80%, compared to 3.78% for the linked quarter and 3.68% for the prior-year quarter. The modest linked improvement was primarily driven by favorable loan yields and an improved funding mix. Net interest margin was 3.72% and 3.68% for the first nine months of 2026 and 2025, respectively. Elevated fees in lieu of interest continued to support the year-over-year comparison.
•
SBA Exit Improves Operating Efficiency. Operating expenses declined $706,000, or 2.6%, from the linked quarter, primarily due to lower SBA-related compensation costs. The Company expects annual operating leverage to remain modest but positive.
•
Strong Value Creation. Through the first nine months of 2026, operating revenue increased 9.8% while operating expense increased 6.8%, driving a 14.2% increase in pre-tax, pre-provision earnings and 20% EPS growth. Tangible book value per share increased 10.5% annualized from the linked quarter and 13.4% from the prior year.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net interest income	$39,078	$38,142	$34,886	$112,738	$101,928
Adjusted non-interest income (1)	8,429	8,569	9,406	25,773	24,241
Operating revenue (1)	47,507	46,711	44,292	138,511	126,169
Operating expense (1)	26,186	26,892	25,440	80,159	75,081
Pre-tax, pre-provision adjusted earnings (1)	21,321	19,819	18,852	58,352	51,088
Less:
Provision for credit losses	1,943	2,066	1,440	6,969	6,800
Loss on repossessed assets	—	—	31	—	27
Contribution to First Business Charitable Foundation	—	—	234	—	234
SBA recourse benefit	(381)	—	(5)	(502)	(64)
Impairment of tax credit investments	300	552	—	845	110
SBA severance expense	—	405	—	405	—
Add:
Bank-owned life insurance claim	—	—	234	—	234
Income before income tax expense	19,459	16,796	17,386	50,635	44,215
Income tax expense	2,887	1,216	2,993	6,283	7,229
Net income	$16,572	$15,580	$14,393	$44,352	$36,986
Preferred stock dividends	218	219	218	656	656
Net income available to common shareholders	$16,354	$15,361	$14,175	$43,696	$36,330
Earnings per share, diluted	$1.95	$1.84	$1.70	$5.24	$4.37
Book value per share	$46.98	$45.81	$41.60	$46.98	$41.60
Tangible book value per share (1)	$45.56	$44.38	$40.16	$45.56	$40.16

Net interest margin (2)	3.80%	3.78%	3.68%	3.72%	3.68%
Fee income ratio (non-interest income / total revenue)	17.74%	18.34%	21.65%	18.61%	19.36%
Efficiency ratio (1)	55.12%	57.57%	57.44%	57.87%	59.51%
Return on average assets (2)	1.49%	1.43%	1.40%	1.35%	1.23%
Return on average tangible common equity (1)(2)	17.32%	16.89%	17.29%	15.96%	15.23%

Period-end loans and leases receivable	$3,673,817	$3,585,615	$3,334,956	$3,673,817	$3,334,956
Average loans and leases receivable	$3,616,390	$3,550,415	$3,295,880	$3,531,550	$3,240,908
Period-end core deposits	$2,978,957	$2,877,675	$2,592,110	$2,978,957	$2,592,110
Average core deposits	$2,942,234	$2,860,053	$2,597,031	$2,883,973	$2,453,005
Allowance for credit losses, including unfunded commitment reserves	$38,849	$39,517	$38,382	$38,849	$38,382
Non-performing assets	$40,240	$38,062	$23,513	$40,240	$23,513
Allowance for credit losses as a percent of total gross loans and leases	1.06%	1.10%	1.15%	1.06%	1.15%
Non-performing assets as a percent of total assets	0.91%	0.86%	0.58%	0.91%	0.58%

1.
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
2.
Calculation is annualized.

Third Quarter 2026 Compared to Second Quarter 2026

Net interest income increased $936,000, or 2.5%, to $39.1 million.

•
Net interest income increased as average loans and leases receivable grew by $66.0 million, or 7.4% annualized during the third quarter. This increase was partially offset by a $193,000 decrease in prepayment fees.
•
The yield on average interest-earning assets increased 2 basis points to 6.47% from 6.45%.
•
The rate paid for average core deposits was stable at 2.41% compared to 2.40%, and the rate paid on average total bank funding was stable at 2.76% compared to 2.75%. Total bank funding includes total deposits and Federal Home Loan Bank (“FHLB”) advances.
•
Net interest margin increased to 3.80% from 3.78% in the linked quarter. The linked-quarter increase reflected more favorable loan yields and deposit mix, including growth in non-interest-bearing demand deposits, as well as a modest favorable day-count impact. These benefits more than offset lower prepayment and asset-based loan fees. While net interest margin is expected to remain above the Company’s long-term target range of 3.60% to 3.65% during the fourth quarter, it is expected to moderate from the third-quarter level as fee income normalizes. The Company continues to view 3.60% to 3.65% as an appropriate long-term range.

The Bank reported provision for credit losses of $1.9 million compared to $2.1 million in the linked quarter. Compared to the linked quarter, the provision for credit losses was lower primarily due to a smaller increase in quantitative factors and lower loan growth, partially offset by higher net charge-offs. See the Provision for Credit Loss breakdown table below for more detail.

Non-interest income decreased $140,000, or 1.6%, to $8.4 million.

•
Commercial loan swap fee income increased $393,000, or 242.6%, to $555,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•
Other non-interest income decreased $494,000 to $1.0 million, primarily due to a decrease in limited partnership investment income.

Non-interest expense decreased $1.7 million, or 6.3%, to $26.1 million, while operating expense decreased $706,000, or 2.6%, to $26.2 million. Third-quarter operating expense primarily benefited from lower compensation expense due to our exit from out-of-market SBA 7(a) lending. We expect the operating expense run rate to increase from the third-quarter level, primarily reflecting investments in talent, technology, and marketing initiatives. These investments are intended to expand the Company’s capacity for sustained growth. While quarterly comparisons may vary, the company continues to expect modest positive operating leverage annually.

•
Compensation expense was $17.8 million, decreasing by $693,000, or 3.8% from the linked quarter. The decrease was primarily driven by lower salaries and benefits expense and linked quarter severance expense related to the Company's strategic exit from out of market SBA 7(a) lending activities. This decrease was partially offset by higher annual cash bonus accruals reflecting above-target Company performance. Average full-time equivalents ("FTEs") for the third quarter were 352, compared to 366 in the linked quarter. Excluding SBA employees, average FTEs were 351 for the third quarter compared to 354 in the linked quarter.
•
Other non-interest expense decreased $656,000 to $1.2 million, primarily due to an SBA recourse provision benefit and changes in carrying values on historic tax credit investments.
•
Professional fees expense decreased $204,000, or 13.7%, to $1.3 million, primarily reflecting annual stock awards issued to directors in the second quarter.
•
FDIC insurance expense decreased $123,000, or 15.0%, to $696,000, due to improved leverage and brokered deposit ratios.
•
Marketing expense decreased $105,000, or 12.5%, to $735,000, due to timing of marketing programs and a reduction in sponsorship activity.

Income tax expense increased $1.7 million to $2.9 million. The effective tax rate was 14.8% for the three months ended September 30, 2026, compared to 7.2% for the linked quarter. The change in tax expense primarily reflects the release of a state deferred tax valuation allowance in the linked quarter and higher pre-tax income in the current quarter. The Company expects to report a full year 2026 effective tax rate between 13% and 15%.

Total gross period-end loans and leases receivable increased $88.6 million, or 9.9% annualized, to $3.677 billion. The average rate earned on average loans and leases receivable was 6.79%, up from 6.76% in the linked quarter.

•
CRE loans increased $77.2 million, or 14.3% annualized, to $2.239 billion, primarily due to growth in the Wisconsin markets.
•
C&I loans increased $9.4 million, or 2.7% annualized, to $1.390 billion, primarily due to growth in Floorplan Financing.

Total period-end core deposits increased $101.3 million, or 14.1% annualized, to $2.979 billion, reflecting broad-based growth across our markets. The average rate paid was stable at 2.41% compared to 2.40% in the linked quarter.

Period-end wholesale funding, including FHLB advances and brokered deposits, decreased $103.1 million, or 10.24%, to $903.3 million. Wholesale funding continues to support interest rate risk management through match-funding of fixed-rate assets, enhancing funding flexibility, and stabilizing net interest margin.

•
Wholesale deposits increased $56.3 million to $770.8 million. The average rate paid on wholesale deposits increased four basis points to 4.07% and the weighted average original maturity increased to 4.0 years from 3.3 years.
•
FHLB advances decreased $159.4 million to $132.5 million. The average rate paid on FHLB advances increased two basis points to 3.55% and the weighted average original maturity remained flat at 6.0 years.

Nonperforming assets increased $2.2 million to $40.2 million, or 0.91% of total assets, compared with 0.86% in the linked quarter, primarily reflecting a new non-accrual multifamily loan associated with the previously disclosed Wisconsin relationship. This increase was partially offset by the charge-off of fully reserved C&I non-accrual loans. The Wisconsin relationship represented $22.7 million of non-accrual loans, collateralized by commercial real estate, with $416,000 of reserves at September 30, 2026. Year-to-date net charge-offs remained stable at 0.22% of average loans compared with 0.23% in the prior-year period.

The allowance for credit losses, including the unfunded credit commitments reserve, decreased $668,000, or 1.7%, primarily due to charge-offs of previously reserved loans and leases and a decrease in qualitative factors partially offset by increases in general reserves primarily due to loan growth and a modest decline in the economic outlook in our model forecast. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.06%, compared to 1.10% in the linked quarter.

Strong internal capital generation continued to support growth, with the common equity Tier 1 ratio increasing to 9.65% and the tangible common equity ratio increasing to 8.59%. The company believes its earnings capacity and capital position support its long-term balance-sheet growth objectives while continuing to build tangible book value per share.

Third Quarter 2026 Compared to Third Quarter 2025

Net interest income increased $4.2 million, or 12.0%, to $39.1 million.

•
Net interest income growth reflects a 9.72% increase in average gross loans and leases, a $450,000 increase in prepayment fees, and a $407,000 increase in asset-based loan fees.
•
The yield on average interest-earning assets decreased 25 basis points to 6.47% from 6.72%. This decrease in yield was primarily due to the decrease in short-term market rates, partially offset by an increase in prepayment fees and asset-based loan fees. The interest-earning asset beta was 39.2%.
•
The rate paid for average core deposits decreased 48 basis points to 2.41% from 2.89%. The rate paid for average total bank funding decreased 38 basis points to 2.76% from 3.14%. The core deposit and total bank funding betas compared to the prior year were 76.2% and 60.3%, respectively.
•
Net interest margin increased 12 basis points to 3.80% from 3.68%.

The Company reported provision for credit losses of $1.9 million, compared to $1.4 million in the third quarter of 2025. See the Provision for Credit Loss breakdown table below for more detail.

Non-interest income decreased $1.2 million, or 12.6%, to $8.4 million. Excluding gain on sale of SBA loans, non-interest income decreased $830,000, or 9.0%.

•
Other non-interest income decreased $945,000, or 47.7%, to $1.0 million, primarily driven by higher returns on the Company’s investments in limited partnerships in the prior year quarter and $537,000 of non-recurring fee income in accounts receivable financing in the prior year quarter.
•
Commercial loan swap fee income decreased $419,000, or 43.0%, to $555,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•
Gain on sale of SBA loans decreased $382,000 due to management's decision to hold for investment any existing and new SBA 7(a) loans.
•
Private wealth fee income increased $488,000, or 13.2%, to $4.2 million. Private wealth assets under management and administration measured $4.227 billion at September 30, 2026, up $413.0 million, or 10.8%. Fee income is primarily based on asset levels and may vary based on seasonal activity and the timing of fluctuations in market values.
•
Service charges on deposits increased $258,000, or 22.4%, to $1.4 million, primarily driven by new and expanded core deposit relationships. Treasury management gross analyzed service charges increased $276,000, or 15.6%.

Non-interest expense increased $405,000, or 1.6%, to $26.1 million. Operating expense increased $746,000 or 2.9%, to $26.2 million.

•
Compensation expense increased $327,000, or 1.9%, to $17.8 million. Growth reflects annual merit increases and promotions as well as higher annual cash bonus accruals reflecting above-target Company performance. These increases were partially offset by lower salaries and benefits expense related to the Company's strategic exit from out of market SBA 7(a) lending activities. Average FTEs decreased 3.8% to 352 in the third quarter of 2026, compared to 366 in the third quarter of 2025. Excluding SBA employees, average FTEs were 351 in the current quarter compared to 345 in the third quarter of 2025.
•
Other non-interest expense decreased $532,000, or 31.6% to $1.2 million, primarily due to a decrease in SBA recourse reserves.
•
Data processing expense increased $366,000, or 32.6%, to $1.5 million, primarily due to an increase in core processing costs associated with core deposit growth and an increase in credit card transactions.
•
Professional fees expense increased $218,000, or 20.4%, to $1.3 million, primarily due to an increase in recruiting expense, directors' fees, and miscellaneous legal and regulatory fees.
•
Computer software expense increased $237,000, or 13.0%, to $2.1 million, primarily due to the Company's commitment to innovative technology to support growth initiatives, enhance productivity, and improve the client experience.

Total gross period-end loans and leases receivable increased $340.2 million, or 10.2%, to $3.677 billion. The average yield decreased 31 basis points to 6.79%, primarily due to a decrease in short-term market rates.

•
CRE loans increased $211.8 million, or 10.4%, to $2.239 billion, primarily due to growth throughout our Wisconsin and Kansas City markets.
•
C&I loans increased $125.7 million, or 9.9%, to $1.390 billion, primarily due to growth across the Bank's markets and in asset-based lending, floorplan financing, and accounts receivable financing.

Total period-end core deposits grew $386.8 million, or 14.9%, to $2.979 billion. The average rate paid decreased 48 basis points to 2.41%, reflecting a decrease in short-term market rates.

Period-end wholesale funding decreased $49.5 million, or 5.2%, to $903.3 million.

•
Wholesale deposits increased $29.9 million, or 4.0%, to $770.8 million. The average rate paid on wholesale deposits decreased four basis points to 4.07% and the weighted average original maturity decreased to 4.0 years from 4.3 years.
•
FHLB advances decreased $79.3 million, or 37.5%, to $132.5 million. The average rate paid on FHLB advances increased 39 basis points to 3.55% and the weighted average original maturity increased to 6.0 years from 5.3 years.

Non-performing assets increased to $40.2 million, or 0.91% of total assets, from $23.5 million, or 0.58% of total assets, primarily reflecting $22.7 million of CRE non-accrual loans from a single southeast Wisconsin client relationship, partially offset by paydowns on SBA non-accrual loans and lower non-accrual balances from Equipment Finance loans and leases.

The allowance for credit losses, including unfunded commitment reserves, increased $467,000 to $38.8 million primarily due to higher general reserves as a result of loan growth and quantitative factors, partially offset by lower specific reserves and lower qualitative factors. The allowance for credit losses as a percent of total gross loans and leases was 1.06%, compared to 1.15% in the prior year.

Share Repurchase Program Update

As previously announced, on April 26, 2024, the Company's Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million. As of September 30, 2026, the Company had repurchased a total of 12,000 shares for approximately $835,000 at an average cost of $69.55 per share. The Company repurchased another 29,058 shares from October 1 through October 23, 2026. In total, the Company repurchased 41,058 shares for approximately $2.9 million at an average price of $69.70 per share.

Dividend Announced

On October 29, 2026, the Company's Board of Directors declared a quarterly cash dividend on its common stock of $0.34 per share, which is equivalent to a dividend yield of 1.87% based on the market close price of $72.75 on Wednesday, October 28, 2026. The quarterly dividend is the same as the quarterly dividend declared in July 2026, and based on third quarter 2026 earnings per share, this represents a dividend payout ratio of 17%. This regular cash dividend is payable on November 30, 2026, to shareholders of record at the close of business on November 12, 2026.

The Board of Directors also declared a dividend on the Company’s 7% Series A Preferred Stock of $17.50 per share, payable on December 15, 2026, to shareholders of record on November 30, 2026.

Earnings Release Supplement and Conference Call

On October 29, 2026, the Company posted an earnings release supplement to its website firstbusiness.bank under the “Investor Relations” tab which will also be furnished to the U.S. Securities and Exchange Commission on October 29, 2026. The information included in the supplement provides an overview of the Company’s recent operating performance, financial condition, and other data relevant to the quarter. The Company intends to use this supplement in connection with its third quarter 2026 earnings call to be held at 8:00 a.m. Central Time on October 30, 2026. The conference call can be accessed at 833-461-5787 (585-542-9983 if outside the United States and Canada), using the conference call access code: FBIZ, 650767981. Investors may also listen live via webcast at: https://events.q4inc.com/attendee/650767981. The webcast archive of the conference call will be available on the Company’s website, ir.firstbusiness.bank.

About First Business Bank

First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, economic downturn, labor shortages, wage pressures, the adverse effects of public health events on the global, national, and local economy, and geopolitical instability and international conflicts that may affect energy prices or otherwise result in market volatility.
•
Uncertainty created by potential federal government actions relating to the authority of regulatory agencies (including bank regulators), international trade policy, prolonged shutdown of the federal government, and other significant policy matters.
•
Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•
Increases in defaults by borrowers and other delinquencies.
•
Management’s ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure, and internal management systems.

•
Fluctuations in interest rates and market prices.
•
Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•
Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•
Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•
Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•
Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•
The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•
Increases in FDIC insurance assessments.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Assets
Cash and cash equivalents	$92,277	$163,358	$137,125	$39,485	$44,349
Securities available-for-sale, at fair value	398,807	409,692	420,325	422,087	411,111
Securities held-to-maturity, at amortized cost	4,546	4,674	4,797	5,210	5,584
Loans held for sale	—	—	23,700	18,849	13,482
Loans and leases receivable	3,673,817	3,585,615	3,498,903	3,373,241	3,334,956
Allowance for credit losses	(36,541)	(37,393)	(36,631)	(35,877)	(36,690)
Loans and leases receivable, net	3,637,276	3,548,222	3,462,272	3,337,364	3,298,266
Premises and equipment, net	4,346	4,328	4,500	4,669	4,936
Right-of-use assets	4,517	4,787	5,053	5,317	5,577
Bank-owned life insurance	86,318	85,533	84,776	83,994	83,255
Federal Home Loan Bank stock, at cost	5,979	13,173	11,242	8,940	9,605
Goodwill and other intangible assets	11,833	11,933	12,011	11,985	12,041
Derivatives	78,574	45,827	38,198	36,515	37,634
Accrued interest receivable and other assets	119,799	118,477	116,856	107,472	109,005
Total assets	$4,444,272	$4,410,004	$4,320,855	$4,081,887	$4,034,845
Liabilities and Stockholders’ Equity
Core deposits	$2,978,957	$2,877,675	$2,796,059	$2,673,003	$2,592,110
Wholesale deposits	770,816	714,490	769,943	707,412	740,961
Total deposits	3,749,773	3,592,165	3,566,002	3,380,415	3,333,071
Federal Home Loan Bank advances and other borrowings	187,393	346,794	303,451	252,051	266,677
Lease liabilities	6,355	6,698	7,032	7,361	7,687
Derivatives	63,513	39,733	35,857	36,926	38,726
Accrued interest payable and other liabilities	32,634	29,307	28,433	33,549	30,365
Total liabilities	4,039,668	4,014,697	3,940,775	3,710,302	3,676,526
Total stockholders’ equity	404,604	395,307	380,080	371,585	358,319
Total liabilities and stockholders’ equity	$4,444,272	$4,410,004	$4,320,855	$4,081,887	$4,034,845

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Total interest income	$66,525	$65,021	$61,896	$62,752	$63,746	$193,442	$184,558
Total interest expense	27,447	26,879	26,378	27,990	28,860	80,704	82,630
Net interest income	39,078	38,142	35,518	34,762	34,886	112,738	101,928
Provision for credit losses	1,943	2,066	2,960	1,855	1,440	6,969	6,800
Net interest income after provision for credit losses	37,135	36,076	32,558	32,907	33,446	105,769	95,128
Private wealth management service fees	4,175	4,257	3,877	3,788	3,687	12,309	10,928
Gain on sale of SBA loans	—	—	592	140	382	592	1,742
Service charges on deposits	1,409	1,336	1,318	1,188	1,151	4,063	3,303
Loan fees	470	528	436	410	501	1,434	1,313
Bank owned life insurance income	785	757	757	739	965	2,299	2,016
Swap fees	555	162	628	738	974	1,345	1,257
Other non-interest income	1,035	1,529	1,167	458	1,980	3,731	3,916
Total non-interest income	8,429	8,569	8,775	7,461	9,640	25,773	24,475
Compensation	17,769	18,462	18,541	17,151	17,442	54,772	50,723
Occupancy	594	638	588	581	567	1,820	1,721
Professional fees	1,289	1,493	1,446	1,001	1,071	4,228	4,016
Data processing	1,489	1,482	1,270	1,158	1,123	4,241	3,574
Marketing	735	840	711	938	876	2,286	2,906
Equipment	320	351	407	374	296	1,078	1,007
Computer software	2,063	1,958	1,921	1,902	1,826	5,942	5,085
FDIC insurance	696	819	909	800	817	2,424	2,432
Other non-interest expense	1,150	1,806	1,160	225	1,682	4,116	3,924
Total non-interest expense	26,105	27,849	26,953	24,130	25,700	80,907	75,388
Income before income tax expense	19,459	16,796	14,380	16,238	17,386	50,635	44,215
Income tax expense	2,887	1,216	2,180	2,905	2,993	6,283	7,229
Net income	$16,572	$15,580	$12,200	$13,333	$14,393	$44,352	$36,986
Preferred stock dividends	218	219	219	219	218	656	656
Net income available to common shareholders	$16,354	$15,361	$11,981	$13,114	$14,175	$43,696	$36,330
Per common share:
Basic earnings	$1.95	$1.84	$1.44	$1.58	$1.70	$5.24	$4.37
Diluted earnings	1.95	1.84	1.44	1.58	1.70	$5.24	$4.37
Dividends declared	0.34	0.34	0.34	0.29	0.29	$1.02	$0.87
Book value	46.98	45.81	44.12	43.19	41.60	$46.98	$41.60
Tangible book value	45.56	44.38	42.68	41.75	40.16	$45.56	$40.16
Weighted-average common shares outstanding(1)	8,245,915	8,208,002	8,186,174	8,173,059	8,171,404	8,209,475	8,153,181
Weighted-average diluted common shares outstanding(1)	8,245,915	8,208,002	8,186,174	8,173,059	8,171,404	8,209,475	8,153,181
(1)
Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$2,192,127	$33,226	6.06%	$2,137,098	$31,660	5.93%	$1,986,541	$31,819	6.41%
Commercial and industrial loans(1)	1,371,801	27,426	8.00	1,364,594	27,594	8.09	1,259,448	26,009	8.26
Consumer and other loans(1)	52,462	726	5.54	48,723	756	6.21	49,891	672	5.39
Total loans and leases receivable(1)	3,616,390	61,378	6.79	3,550,415	60,010	6.76	3,295,880	58,500	7.10
Mortgage-related securities(2)	368,080	3,933	4.27	372,462	3,941	4.23	350,971	3,745	4.27
Other investment securities(3)	47,864	278	2.32	48,679	279	2.29	47,367	266	2.25
FHLB stock	12,171	302	9.93	14,799	338	9.14	9,420	225	9.55
Short-term investments	66,650	634	3.80	46,681	453	3.88	90,852	1,010	4.45
Total interest-earning assets	4,111,155	66,525	6.47	4,033,036	65,021	6.45	3,794,490	63,746	6.72
Goodwill and other intangible assets	11,889			11,972			12,056
Non-interest-earning assets	265,136			250,531			236,970
Total assets	$4,388,180			$4,295,539			$4,043,516
Interest-bearing liabilities
Transaction accounts	$1,289,029	8,707	2.70%	$1,279,116	$8,556	2.68%	$1,050,822	$8,809	3.35%
Money market	974,724	7,043	2.89	931,051	6,488	2.79	851,659	7,183	3.37
Certificates of deposit	221,669	1,960	3.54	235,510	2,109	3.58	278,191	2,751	3.96
Wholesale deposits	634,759	6,458	4.07	590,739	5,952	4.03	754,690	7,595	4.03
Total interest-bearing deposits	3,120,181	24,168	3.10	3,036,416	23,105	3.04	2,935,362	26,338	3.59
FHLB advances	269,888	2,394	3.55	327,915	2,891	3.53	207,762	1,639	3.16
Other borrowings	54,876	885	6.45	54,846	883	6.44	54,761	883	6.45
Total interest-bearing liabilities	3,444,945	27,447	3.19	3,419,177	26,879	3.14	3,197,885	28,860	3.61
Non-interest-bearing demand deposit accounts	456,812			414,376			416,359
Other non-interest-bearing liabilities	84,817			74,188			77,300
Total liabilities	3,986,574			3,907,741			3,691,544
Common stockholders' equity	389,614			375,806			339,980
Preferred stock	11,992			11,992			11,992
Total stockholders’ equity	401,606			387,798			351,972
Total liabilities and stockholders’ equity	$4,388,180			$4,295,539			$4,043,516
Net interest income		$39,078			$38,142			$34,886
Interest rate spread			3.29%			3.30%			3.11%
Net interest-earning assets	$666,210			$613,859			$596,605
Net interest margin			3.80%			3.78%			3.68%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)
Includes amortized cost basis of assets available for sale and held to maturity.
(3)
Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)
Represents annualized yields/rates.

BETA ANALYSIS

	For the Three Months Ended
(Unaudited)	September 30, 2026	September 30, 2025
	Average Yield/Rate(3)	Average Yield/Rate(3)	Increase (Decrease)
Total loans and leases receivable (a)	6.79%	7.10%	(0.31)%
Total interest-earning assets(b)	6.47%	6.72%	(0.25)%
Total core deposits(e)	2.41%	2.89%	(0.48)%
Total bank funding(f)	2.76%	3.14%	(0.38)%
Net interest margin(g)	3.80%	3.68%	0.12%

Effective fed funds rate (2)(i)	3.67%	4.30%	(0.63)%

Beta Calculations:
Total loans and leases receivable(a)/(i)			49.3%
Total interest-earning assets(b)/(i)			39.2%
Total core deposits(e/i)			76.2%
Total bank funding(f)/(i)			60.3%

1.
Excludes prepayment activity in all periods of comparison.
2.
Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
3.
Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Change due to qualitative factors	$(198)	$(357)	$(706)	$(538)	$(243)	$(1,261)	$(8)
Change due to quantitative factors	36	541	10	(607)	(173)	587	2,133
Charge-offs	2,921	1,524	2,331	2,809	1,708	6,776	6,856
Recoveries	(310)	(486)	(168)	(264)	(440)	(964)	(1,170)
Change in reserves on individually evaluated loans, net	(1,224)	(37)	382	(76)	(550)	(879)	(3,292)
Change due to loan growth, net	535	615	1,068	408	795	2,218	2,072
Change in unfunded commitments reserve	183	266	43	123	343	492	209
Total provision for credit losses	$1,943	$2,066	$2,960	$1,855	$1,440	$6,969	$6,800

ALLOWANCE FOR CREDIT LOSS COMPOSITION

	As of
	September 30, 2026		June 30, 2026		March 31, 2026		December 31, 2025
	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases
Allowance for credit losses:
Loans collectively evaluated	$31,871	0.87%	$31,499	0.88%	$30,700	0.88%	$30,327	0.90%
Loans individually evaluated	4,670	0.13%	5,894	0.16%	5,931	0.17%	5,550	0.16%
Unfunded commitments reserve	2,308		2,124		1,858		1,815
Total	38,849	1.06%	39,517	1.10%	38,489	1.10%	37,692	1.12%
Loans and lease receivables:	$3,673,817		$3,585,615		$3,498,903		$3,373,241

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Return on average assets (annualized)	1.49%	1.43%	1.13%	1.25%	1.40%	1.35%	1.23%
Return on average tangible common equity (annualized)	17.32%	16.89%	13.55%	15.35%	17.29%	15.96%	15.23%
Efficiency ratio	55.12%	57.57%	61.14%	56.61%	57.44%	57.87%	59.51%
Interest rate spread	3.29%	3.30%	3.06%	2.99%	3.11%	3.22%	3.11%
Net interest margin	3.80%	3.78%	3.56%	3.53%	3.68%	3.72%	3.68%
Average interest-earning assets to average interest-bearing liabilities	119.34%	117.95%	118.85%	119.25%	118.66%	118.72%	119.17%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Non-accrual loans and leases	$40,240	$38,062	$40,503	$43,855	$23,513
Repossessed assets	—	—	—	—	—
Total non-performing assets	$40,240	$38,062	$40,503	$43,855	$23,513
Non-accrual loans and leases as a percent of total gross loans and leases	1.09%	1.06%	1.16%	1.30%	0.70%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	1.09%	1.06%	1.16%	1.30%	0.70%
Non-performing assets as a percent of total assets	0.91%	0.86%	0.94%	1.07%	0.58%
Allowance for credit losses as a percent of total gross loans and leases	1.06%	1.10%	1.10%	1.12%	1.15%
Allowance for credit losses as a percent of non-accrual loans and leases	96.54%	103.82%	95.03%	85.95%	163.24%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Charge-offs	$2,921	$1,524	$2,331	$2,809	$1,708	$6,776	$6,856
Recoveries	(310)	(486)	(168)	(264)	(440)	(964)	(1,170)
Net charge-offs (recoveries)	$2,611	$1,038	$2,163	$2,545	$1,268	$5,812	$5,686
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.29%	0.12%	0.25%	0.30%	0.15%	0.22%	0.23%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total capital to risk-weighted assets	12.25%	12.21%	12.15%	12.24%	12.18%
Tier I capital to risk-weighted assets	9.95%	9.84%	9.74%	9.79%	9.67%
Common equity tier I capital to risk- weighted assets	9.65%	9.54%	9.43%	9.48%	9.34%
Tier I capital to adjusted assets	9.22%	9.11%	8.93%	8.86%	8.87%
Tangible common equity to tangible assets	8.59%	8.44%	8.26%	8.54%	8.31%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial real estate:
Commercial real estate - owner occupied	$347,783	$345,984	$306,593	$293,706	$287,005
Commercial real estate - non-owner occupied	955,378	874,669	925,425	885,870	871,807
Construction and land development	184,718	227,782	224,866	248,560	236,590
Multi-family	690,323	654,405	577,271	571,468	565,102
1-4 family	60,868	58,981	61,332	60,661	66,735
Total commercial real estate	2,239,070	2,161,821	2,095,487	2,060,265	2,027,239
Commercial and industrial	1,389,826	1,380,476	1,358,413	1,273,997	1,264,111
Consumer and other	48,021	46,027	47,223	40,965	45,323
Total gross loans and leases receivable	3,676,917	3,588,324	3,501,123	3,375,227	3,336,673
Less:
Allowance for credit losses	36,541	37,393	36,631	35,877	36,690
Deferred loan fees	3,100	2,709	2,220	1,986	1,717
Loans and leases receivable, net	$3,637,276	$3,548,222	$3,462,272	$3,337,364	$3,298,266

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Non-interest-bearing transaction accounts	$477,865	$420,556	$405,281	$378,770	$400,697
Interest-bearing transaction accounts	1,288,239	1,297,353	1,170,271	1,103,696	1,050,233
Money market accounts	1,003,735	936,914	960,052	905,773	840,477
Certificates of deposit	209,118	222,852	260,455	284,764	300,703
Wholesale deposits	770,816	714,490	769,943	707,412	740,961
Total deposits	$3,749,773	$3,592,165	$3,566,002	$3,380,415	$3,333,071

Uninsured deposits	$1,381,507	$1,192,776	$1,237,344	$1,220,177	$1,100,868
Less: uninsured deposits collateralized by pledged assets	22,492	42,130	59,613	68,656	72,561
Total uninsured, net of collateralized deposits	$1,359,015	$1,150,646	$1,177,731	$1,151,521	$1,028,307
% of total deposits	36.2%	32.0%	33.0%	34.1%	30.9%

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Short-term investments	$59,417	$131,294	$104,565	$8,714	$8,074
Collateral value of unencumbered pledged loans	1,225,386	987,993	968,320	992,398	906,042
Market value of unencumbered securities	369,369	378,423	387,700	388,474	376,783
Readily accessible liquidity	1,654,172	1,497,710	1,460,585	1,389,586	1,290,899

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	846,907	878,888	806,268	775,851	732,951
Total liquidity	$2,546,079	$2,421,598	$2,311,853	$2,210,437	$2,068,850
Total uninsured, net of collateralized deposits	$1,359,015	$1,150,646	$1,177,731	$1,151,521	$1,028,307

1.
Bank internal policy limits brokered CDs to 50% of total bank funding when combined with value of unencumbered pledged loans.

EARNINGS PER SHARE

	For the Three Months Ended					For the Nine Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
	(Dollars in Thousands, Except Share Data)
Basic earnings per common share
Net Income	$16,572	$15,580	$12,200	$13,333	$14,393	$44,352	$36,986
Less: preferred stock dividends	218	219	219	219	218	656	656
Less: earnings allocated to participating securities	239	233	220	235	259	702	719
Basic earnings allocated to common shareholders	$16,115	$15,128	$11,761	$12,879	$13,916	$42,994	$35,611
Weighted-average common shares outstanding, excluding participating securities	8,245,915	8,208,002	8,186,174	8,173,059	8,171,404	8,209,475	8,153,181
Basic earnings per common share	$1.95	$1.84	$1.44	$1.58	$1.70	$5.24	$4.37
Diluted earnings per common share
Earnings allocated to common shareholders, diluted	$16,115	$15,128	$11,761	$12,879	$13,916	$42,994	$35,611
Weighted-average diluted shares outstanding, excluding participating securities	8,245,915	8,208,002	8,186,174	8,173,059	8,171,404	8,209,475	8,153,181
Diluted earnings per common share	$1.95	$1.84	$1.44	$1.58	$1.70	$5.24	$4.37

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Trust assets under management	$3,946,813	$3,947,362	$3,613,536	$3,541,768	$3,543,594
Trust assets under administration	279,961	287,226	267,214	272,910	270,222
Total trust assets	$4,226,774	$4,234,588	$3,880,750	$3,814,678	$3,813,816

NON-GAAP RECONCILIATIONS

Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Common stockholders’ equity	$392,612	$383,315	$368,088	$359,593	$346,327
Less: Goodwill and other intangible assets	(11,833)	(11,933)	(12,011)	(11,985)	(12,041)
Tangible common equity	$380,779	$371,382	$356,077	$347,608	$334,286
Common shares outstanding	8,357,781	8,368,320	8,343,519	8,325,376	8,324,387
Book value per share	$46.98	$45.81	$44.12	$43.19	$41.60
Tangible book value per share	$45.56	$44.38	$42.68	$41.75	$40.16

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Common stockholders’ equity	$392,612	$383,315	$368,088	$359,593	$346,327
Less: Goodwill and other intangible assets	(11,833)	(11,933)	(12,011)	(11,985)	(12,041)
Tangible common equity (a)	$380,779	$371,382	$356,077	$347,608	$334,286
Total assets	$4,444,272	$4,410,004	$4,320,855	$4,081,887	$4,034,845
Less: Goodwill and other intangible assets	(11,833)	(11,933)	(12,011)	(11,985)	(12,041)
Tangible assets (b)	$4,432,439	$4,398,071	$4,308,844	$4,069,902	$4,022,804
Tangible common equity to tangible assets	8.59%	8.44%	8.26%	8.54%	8.31%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY

“Return on Average Tangible Common Equity” (“ROATCE”) is defined as the ratio of net income available to common shareholders divided by average tangible common equity. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the return generated for common shareholders on the tangible capital invested. The information below reconciles average tangible common equity to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Net Income available to common shareholders (a)	$16,354	$15,361	$11,981	$13,114	$14,175	$43,696	$36,330
Average common stockholders' equity	389,614	375,806	365,659	353,820	339,980	377,029	330,188
Less: average goodwill and other intangible assets	11,889	11,972	11,987	12,023	12,056	11,949	12,032
Average tangible common equity (b)	$377,725	$363,834	$353,672	$341,797	$327,924	$365,080	$318,156
Return on average tangible common equity (a)/(b)	17.32%	16.89%	13.55%	15.35%	17.29%	15.96%	15.23%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Total non-interest expense	$26,105	$27,849	$26,953	$24,130	$25,700	$80,907	$75,388
Less:
Net loss (gain) on repossessed assets	—	—	—	—	31	—	27
Impairment (recovery) of tax credit investments	300	552	(7)	229	—	845	110
SBA severance expense	—	405	—	—	—	405	—
Contribution to First Business Charitable Foundation	—	—	—	—	234	—	234
SBA recourse benefit	(381)	—	(121)	—	(5)	(502)	(64)
Total operating expense (a)	$26,186	$26,892	$27,081	$23,901	$25,440	$80,159	$75,081
Net interest income	$39,078	$38,142	$35,518	$34,762	$34,886	$112,738	$101,928
Total non-interest income	8,429	8,569	8,775	7,461	9,640	25,773	24,475
Less:
Bank owned life insurance claim	—	—	—	—	234	—	234
Adjusted non-interest income	8,429	8,569	8,775	7,461	9,406	25,773	24,241
Total operating revenue (b)	$47,507	$46,711	$44,293	$42,223	$44,292	$138,511	$126,169
Efficiency ratio	55.12%	57.57%	61.14%	56.61%	57.44%	57.87%	59.51%

Pre-tax, pre-provision adjusted earnings (b - a)	$21,321	$19,819	$17,212	$18,322	$18,852	$58,352	$51,088